Exhibit 10.6

TO: The Purchasers of Glenarm Restaurant LLC 12% Convertible Senior Subordinated Notes, Additional Investment Rights and Warrants

Gentlemen:

This letter will confirm my agreement to vote all shares of VCG Holding Corp, a Colorado corporation (the “Company”) voting stock over which I have voting control in favor of any resolution presented to the shareholders of the Company to approve the issuance, in the aggregate, more than 19.999% of the number of shares of common stock of the Company outstanding on the date of closing of the pursuant to that certain Subscription Agreement, dated November 9, 2004, among the Company, Glenarm Restaurant LLC and the purchasers signatory thereto (the “Purchase Agreement”) and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of American Stock Exchange (or any successor entity). This agreement is given in consideration of, and as a condition to enter into such Securities Purchase Agreement and is not revocable by me.

Name: Troy H. Lowrie
62.2 Percentage Beneficial Ownership: